Bank of America

Banc of America Leasing & Capital, LLC **Equipment Security Note Number 006**

This Equipment Security Note No. 006, dated as March 21, 2016, (this **"Equipment Note"**), is entered into pursuant to and incorporates by this reference all of the terms and provisions of that certain Master Loan and Security Agreement No. 26928-70000 dated as of March 19, 2014 (the "**Master Agreement**"), by and between **Banc of America Leasing & Capital, LLC** ("**Lender**") Psychemedics Corporation ("**Borrower**"). All capitalized terms used herein and not defined herein shall have the respective meanings assigned to such terms in the Master Agreement. If any provision of this Equipment Note conflicts with any provision of the Master Agreement, the provisions contained in this Equipment Note shall prevail. Borrower hereby authorizes Lender to insert the serial numbers and other identification data of the Equipment, dates, and other omitted factual matters or descriptions in this Equipment Note.

The occurrence of an "**Event of Default**," as defined in the Master Agreement, shall entitle Lender to accelerate the maturity of this Equipment Note and to declare the Prepayment Amount to be immediately due and payable, and to proceed at once to exercise each and every one of the remedies provided in the Master Agreement or otherwise available at law or in equity. All of Borrower's Obligations under this Equipment Note are absolute and unconditional, and shall not be subject to any offset or deduction whatsoever. Borrower waives any right to assert, by way of counterclaim or affirmative defense in any action to enforce Borrower's Obligations hereunder, any claim whatsoever against Lender.

1. **Equipment Financed; Equipment Location; Grant of Security Interest.** Subject to the terms and provisions of the Master Agreement and as provided herein, Lender is providing financing in the principal amount described in Section 2 below to Borrower in connection with the acquisition or financing of the following described Equipment:

Quantity	Description	Serial Number	Cost
	See Schedule A made apart hereto		$609,843.83

Location of Equipment. The Equipment will be located or (in the case of over-the-road vehicles) based at the following locations:

Location	Address	City	County	State	ZIP
	6100 Bristol PKWY	Culver City	Los Angeles	CA	90230

Borrower has agreed and does hereby grant a security interest in and to the Equipment and the Collateral related thereto, whether now owned or hereafter acquired and wherever located, in order to secure the payment and performance of all Obligations owing to Lender, including but not limited to this Equipment Note, all as more particularly provided in the Master Agreement. Lender's agreement to provide the financing contemplated herein shall be subject to the satisfaction of all conditions established by Lender and Lender's prior receipt of all required documentation in form and substance satisfactory to Lender in its sole discretion.

2. **Payments.** For value received, Borrower promises to pay to the order of Lender, the principal amount of $609,843.83 together with interest thereon as provided herein. This Equipment Note shall be payable by Borrower to Lender in 60 consecutive monthly installments of principal and interest (the **"Payments"**) commencing on April 23, 2016 (the "**Initial Payment**") and continuing thereafter through and including the Maturity Date (as defined below) (collectively, the "**Equipment Note Term**"). Each Payment shall be in the amount provided below, and due and payable on the same day of the month as the Initial Payment set forth above in each succeeding payment period (each, a "**Payment Date**" and the final such scheduled Payment Date, the "**Maturity Date**") during Equipment Note Term. All interest hereunder shall be calculated on the basis of a year of 360 days comprised of 12 months of 30 days each. The final Payment due and payable on the Maturity Date shall in any event be equal to the entire outstanding and unpaid principal amount of this Equipment Note, together with all accrued and unpaid interest, charges and other amounts owing hereunder and under the Master Agreement.

(a) **Interest Rate.**

Interest shall accrue on the entire principal amount of this Equipment Note outstanding for any calendar month or portion thereof, at a per annum rate of interest equal to (i) 2 and 0000/1000 percent (2.0000%) plus the rate of interest equal to the "average of interbank offered rates for dollar deposits in the London Market based on quotations of sixteen (16) major banks" for a term of 30 days as published in the Wall Street Journal under a heading entitled "Money Rates, London Interbank Offered Rates (LIBOR)" or any future or substitute heading, on the first day of the month (if the Payments are due on the 1st through the 15th of the month) or the fifteenth day of the month (if the Payments are due on the 16th through the 30th day of the month) preceding the Payment Date for the applicable Payment, or (ii) if less, the highest rate of interest permitted by applicable law (the "**Interest Rate**") from the Advance Date set forth below until the principal amount of this Equipment Note is paid in full, and shall be due and payable on each Payment Date.

(b) **Payment Amount.**
The amount of each Payment shall consist of $10,164.06 of principal, plus all interest accrued at the Interest Rate.

3. Prepayment. Borrower may prepay all (but not less than all) of the outstanding principal balance of this Equipment Note on a scheduled Payment Date upon 30 days prior written notice from Borrower to Lender, provided that any such prepayment shall be made together with all accrued interest and other charges and amounts owing hereunder through the date of prepayment.

4. Borrower Acknowledgements. Upon delivery and acceptance of the Equipment, Borrower shall execute this Equipment Note evidencing the amounts financed by Lender in respect of such Equipment and the Payments of principal and interest hereunder. By its execution and delivery of this Equipment Note, Borrower:

(a) reaffirms of all of Borrower's representations, warranties and covenants as set forth in the Master Agreement and represents and warrants that no Default or Event of Default under the Master Agreement exists as of the date hereof;

(b) represents, warrants and agrees that: (i) the Equipment has been delivered and is in an operating condition and performing the operation for which it is intended to the satisfaction of Borrower; (ii) each item of Equipment has been unconditionally accepted by Borrower for all purposes under the Master Agreement and this Equipment Note; and (iii) there has been no material adverse change in the operations, business, properties or condition, financial or otherwise, of Borrower or any Guarantor since December 31, 2013;

(c) authorizes and directs Lender (i) to advance the principal amount of this Equipment Note to reimburse Borrower or pay Vendors all or a portion of the purchase price of Equipment in accordance with Vendors' invoices therefor, receipt and approval of which are hereby reaffirmed by Borrower, and (ii) to enter the date of such advance below Lender's signature as the "Advance Date" for all purposes hereof; and

(d) agrees that Borrower is absolutely and unconditionally obligated to pay Lender all Payments at the times and in the manner set forth herein.

BANC OF AMERICA LEASING & CAPITAL, LLC	Borrower: Psychemedics Corporation
By: [signature]	By: [signature]
Printed Name: Aileen R. Hook	Printed Name: Neil Lerner
Title: Vice President	Title: V.P. Finance
Advance Date: 3/23/16	